Exhibit 99.1

PINNACLE ENTERTAINMENT ANNOUNCES NEW $50 MILLION STOCK

REPURCHASE PROGRAM

LAS VEGAS, NV, August 15, 2016 – Pinnacle Entertainment, Inc. (NASDAQ: PNK) (“Pinnacle” or the “Company”) announced today that its Board of Directors has authorized a new $50 million stock repurchase program. The Company intends to fund any share repurchases under the new program without increasing its conventional debt leverage profile.

In May 2016, the Company’s Board of Directors approved an initial $50 million stock repurchase program. As previously disclosed, the Company completed buybacks under this prior authorization by repurchasing 4.53 million shares of its common stock for $50 million or $11.05 per share through July 2016. The Company’s shares of common stock outstanding as of August 11, 2016 were approximately 57.1 million, a reduction of approximately 7.4% as a result of the share repurchases under the initial program.

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About Pinnacle Entertainment

Pinnacle Entertainment, Inc. owns and operates 15 gaming entertainment businesses, located in Colorado, Indiana, Iowa, Louisiana, Mississippi, Missouri, Nevada and Ohio. Pinnacle holds a majority interest in the racing license owner, as well as a management contract, for Retama Park Racetrack outside of San Antonio, Texas.

On March 29, 2016, the Company entered into a definitive agreement with a subsidiary of Gaming and Leisure Properties, Inc. to acquire the operations of The Meadows Racetrack and Casino for total consideration of $138.0 million. The transaction is subject to the approvals of the Pennsylvania Gaming Control Board and Pennsylvania Harness Racing Commission, and other customary closing conditions. The transaction is expected to close in September 2016.

Cautionary Language Regarding Forward-Looking Statements

All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements, including statements regarding the Company’s share repurchase authorization and timing and ability to repurchase shares of the Company’s common stock under a share repurchase program and the Company’s ability to close the transaction for The Meadows Racetrack and Casino and obtain the approvals of the Pennsylvania Gaming Control Board and Pennsylvania Harness Racing Commission are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle cautions that the forward-looking statements contained herein are qualified by important factors and uncertainties that could cause actual results to differ materially from those reflected by such statements. Such factors and uncertainties include, but are not limited to, (a) fluctuations in the trading volume and market price of shares of the Company’s common stock, general business and market conditions and management’s determination of alternative needs and uses of the Company’s cash resources may affect the Company’s share repurchase program; (b) the transaction regarding the Meadows may not be completed on any particular timeframe or at all; and (c) other risks as may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including, but not limited to, its Information Statement on Form 10, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

Investor Relations & Financial Media

Vincent J. Zahn, CFA

Vice President & Treasurer

investors@pnkmail.com

(702) 541-7777